SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                                                     Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

KOREA EQUITY FUND, INC.

(Name of Registrant as Specified In Its Charter)

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRESIDENT AND FELLOWS OF HARVARD COLLEGE

July 7, 2005

Dear Fellow Stockholders of Korea Equity Fund:

Harvard has long urged the Korea Equity Fund to take steps to enhance shareholder value. After years of inaction by the Fund and its investment adviser, Nomura Asset Management U.S.A. Inc., we now believe that it is up to shareholders to take the necessary steps to maximize shareholder value.

Harvard is a significant long-term investor in the Fund. We believe that all investors have been severely disadvantaged by the Fund’s poor investment performance, persistent discount to net asset value, and high expense ratio — resulting largely from what we believe has been Nomura’s ineffective management. We ask that you join us and VOTE TO TERMINATE THE MANAGEMENT AGREEMENT BETWEEN THE FUND AND NOMURA ASSET MANAGEMENT U.S.A. INC.

The Board has stated that termination of Nomura’s management agreement would leave the Board no choice but to liquidate the Fund. We believe the Fund has outlived its usefulness. For example, many investors are now able to invest in the Korean market through an exchange-traded fund (ETF) that invests in Korean companies or through American Depositary Receipts (ADRs) representing Korean stocks. We believe the Fund is too small to support a liquid trading market, and its expense ratio is too high. We believe that the only realistic alternative for the Fund – and the alternative that is in the best interests of shareholders – is liquidation. Please join us in sending this message to the Board and VOTE THAT THE BOARD TAKE ALL NECESSARY ACTIONS TO LIQUIDATE THE FUND AS SOON AS POSSIBLE.

Although terminating Nomura’s management agreement is key to achieving shareholder value, we also believe the Board shares responsibility for its ineffective oversight. So, please join us in sending a clear message to Board members that it is time to change their ways and VOTE TO WITHHOLD AUTHORITY FOR EACH OF THE FUND’S NOMINEES.

We believe that you and we have not received the treatment we deserve as shareholders. Please read our rationale on the following pages and then join us by completing the proxy card. Thank you for your consideration.

Sincerely,

/s/ Jeffrey B. Larson
Jeffrey B. Larson

Sowood Capital Management LP

Investment Manager to President and Fellows of Harvard College

Sowood Capital Management LP, 500 Boylston Street, 17th Floor, Boston, MA 02116

Your vote is important regardless of the number of shares you own, so please sign and date the WHITE proxy card and return it in the enclosed envelope at your earliest convenience.

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

email: proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or Toll Free: (800) 322-2885

Facsimile: (212) 929-0308

2005 ANNUAL MEETING OF STOCKHOLDERS OF

KOREA EQUITY FUND, INC.

AUGUST 10, 2005

PROXY STATEMENT OF

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

This Proxy Statement and the enclosed WHITE proxy card are being furnished to you, the stockholders of KOREA EQUITY FUND, INC., a Maryland corporation, in connection with the solicitation of proxies by President and Fellows of Harvard College for use at the 2005 annual meeting of stockholders of the Fund, including any adjournments or postponements thereof and any special meeting that may be called in lieu thereof (the “Meeting”).

Harvard is soliciting proxies to take the following actions at the Meeting:

(1)	to vote FOR the termination of the Management Agreement between the Fund and Nomura Asset Management U.S.A. Inc. (“Nomura”);

(2)	to vote FOR a proposal recommending that the Board of Directors take all necessary steps to liquidate the Fund; and

(3)	to vote to WITHHOLD AUTHORITY for each of the Fund’s nominees for election to the Board of Directors.

Copies of the Fund’s most recent annual report and semi-annual report succeeding such annual report, if any, are available without charge to shareholders upon request to the Fund at Two World Financial Center, Building B, 22nd Floor, New York, New York 10281-1712 (or by telephone at 1-800-833-0018).

The Fund has announced that the Meeting will be held on Wednesday, August 10, 2005 at 9:00 a.m., at the offices of Nomura Asset Management U.S.A. Inc., 2 World Financial Center—Building B, New York, New York. The Fund has announced that the record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Meeting is July 1, 2005.

The date of this Proxy Statement is July 7, 2005. This Proxy Statement is first being furnished to Fund stockholders on or about July 7, 2005.

As of the date of this Proxy Statement, Harvard is the beneficial owner of 2,441,200 shares of common stock, par value $0.10 per share, of the Fund (“Common Stock”), which represented approximately 29.03% of the issued and outstanding Common Stock (8,409,000 shares as of October 31, 2004, based on information publicly disclosed by the Fund in its Annual Report dated as of October 31, 2004, filed with the Securities and Exchange Commission (the “SEC”) on Form N-CSR on January 7, 2005).

Additional information concerning Harvard and other persons, if any, who may be deemed participants in the solicitation is set forth under the heading “Information Concerning the Participants in the Solicitation.”

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The enclosed WHITE proxy card may be executed by holders of record as of the Record Date. You are urged to sign and date the enclosed WHITE proxy card and return it in the enclosed envelope whether or not you plan to attend the Meeting. Your last dated proxy is the only one that counts, so return the WHITE proxy card even if you have already delivered a prior proxy. We urge you not to return any proxy card sent to you by the Fund.

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THIS SOLICITATION IS BEING MADE BY HARVARD AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE FUND.

If you have any questions concerning this Proxy Statement or need help voting your shares, please call:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

email: proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or Toll Free: (800) 322-2885

Facsimile: (212) 929-0308

************

INTRODUCTION

This proxy solicitation includes three (3) very important proposals for your review. We ask you to read these proposals and the supporting information carefully. You are urged to exercise your rights as shareholders and vote alongside us for the realization of the value of your investment and ours. As shareholders, we must speak with one voice.

I.	Termination of Management Agreement with Nomura

Harvard has urged Nomura and the Board of Directors to take meaningful steps to enhance shareholder value, including liquidation of the Fund. Neither Nomura nor the Board have, in our view, taken appropriate measures to show that they are acting in the best interests of shareholders. Nomura has failed to enhance shareholder value, as shown both by the Fund’s poor investment performance since its inception and by Nomura’s continuing refusal to take what we believe is meaningful action to eliminate the Fund’s discount to net asset value. Nomura does not deserve shareholders’ confidence, and we urge shareholders to terminate Nomura’s Management Agreement with the Fund.

The Fund’s investment (net asset value) performance. The Fund has experienced poor long-term investment performance. Over the life of the Fund, the Fund’s total return (measured by change in its net asset value) has greatly underperformed that of the Korea Composite Stock Price Index (“KOSPI”): -35.9% for the Fund as compared to -1.7% for the KOSPI. For the one-, three-, and five-year periods ended April 30, 2005, the Fund’s net asset value performance lagged the KOSPI by substantial amounts, both on an annualized basis and overall for each period.

Based on publicly available information, we have made the following performance calculations. Note that returns for both the Fund and the KOSPI are denominated in US dollars, so currency fluctuations should not affect the comparability of the returns shown.

Total Returns (Not Annualized) Periods ended 4/30/2005	Fund NAV	KOSPI
One year	17.2%	24.3%
Three years	35.0%	44.1%
Five years	39.6%	44.0%
Life of Fund (since 12/3/93)	-35.9%	-1.7%

Annualized Returns Periods ended 4/30/2005	Fund NAV	KOSPI
One year	17.2%	24.3%
Three years	10.5%	13.0%
Five years	6.9%	7.6%
Life of Fund (since 12/3/93)	-3.8%	-0.2%

The Fund’s net asset value performance has not been able to match the performance of the KOSPI for any of the periods shown above (and in fact, has underperformed the KOSPI by substantial amounts).

The Fund’s market price performance. Since inception of the Fund in December 1993 through April 2005, the total return of the KOSPI has been -1.7%; over the same period, the Fund’s market price performance – reflecting changes in its share price on the New York Stock Exchange – has been a dismal -44.4% (as shown in the table below).

The Fund’s shares have traded at a discount to their net asset value per share since December 1998. The discount at May 31, 2005 was 8.5%. As shown below, the discount has declined substantially over the past five years. We do not believe that this decline has been the result of the Fund’s absolute investment performance, which has trailed the KOSPI. Since the Korean equity markets have become more accessible to foreign investors in recent years, we do not believe that investors are willing to “pay up” to gain access to Korean markets. Reduction in the discount has not been the result of remedial actions by the Fund or Nomura (such as tender offers or changes in investment strategy) that many other closed-end investment companies have used in attempts to reduce their discounts to net asset value.

Rather, we believe that the decline in the discount is principally the result of two related factors – the market’s awareness of activity on the part of shareholders (including Harvard and others) to convince the Board of Directors to take appropriate action to eliminate the discount, and what we believe is growing anticipation by investors in the market for closed-end country funds generally that the funds will take significant steps toward the elimination of their discounts in response to shareholder demands.

In any event, we believe that shareholders should not accept a discount to net asset value as a continuing additional cost of Nomura’s investment management, in light of its poor investment performance relative to the KOSPI and its insensitivity to shareholders’ desire to achieve the value of their investment.

Total Returns (Not Annualized) Periods ended 4/30/2005	Fund Market Price	KOSPI
One year	25.1%	24.3%
Three years	47.8%	44.1%
Five years	83.0%	44.0%
Life of Fund (since 12/3/93)	-44.4%	-1.7%

Annualized Returns Periods ended 4/30/2005	Fund Market Price	KOSPI
One year	25.1%	24.3%
Three years	13.9%	13.0%
Five years	12.8%	7.6%
Life of Fund (since 12/3/93)	-5.0%	-0.2%

We believe that Nomura has ignored and resisted suggestions by us and others for eliminating the Fund’s discount to net asset value and improving market price performance because they are not in the best interests of Nomura. Nomura is paid based on the net asset value of the Fund; its pay is not reduced as a result of the discount. We believe that shareholders should no longer reward Nomura for what we see as its general indifference to shareholders’ concerns and vote to terminate the Management Agreement.

As the Board stated in its proxy materials for the Fund’s 2004 annual meeting of stockholders, if the Management Agreement is terminated, the Board “would have no alternative other than to recommend to shareholders the liquidation and dissolution of the Fund.” We believe that termination of the Management Agreement is in the best interests of shareholders of the Fund because it would force the Board to consider seriously what we believe is the only alternative that now makes sense for the Fund.

(Note: Nomura Asset Management U.S.A. Inc. has entered into an investment advisory agreement with its affiliate Nomura Asset Management Co., Ltd. Termination of the Management Agreement would result in the termination of that investment advisory agreement, and of any sub-advisory agreements Nomura Asset Management Co., Ltd. has entered into in respect of the Fund.)

The Board’s response. As of the printing of this proxy statement, the Board of Directors had filed preliminary proxy materials responding to this proposal. In those proxy materials, which we urge you to read, the Board makes a number of arguments in favor of maintaining the status quo.

Many of those arguments relate to the Fund’s investment performance, in support of which the Board presents performance calculations for selected periods. As to those arguments,

we would refer you to the information presented above. The simple fact is the Fund today has a lower value - measured both by market value and net asset value - than it had at its inception over 11 years ago. We view this as a dismal performance.

The Board also appears to be saying that investors won’t otherwise have viable alternative vehicles for investing in the Korean market (“The Fund provides one of a very limited number of U.S.-registered investment funds available to U.S. investors who wish to invest in a diversified portfolio of Korean equity securities.”). We would remind the Board that at least one substantial exchange-traded fund is currently available to shareholders who wish to invest without any significant discount risk and without exposing themselves to the risk of Nomura’s active management.

We feel compelled to address specifically two points raised by the Board. First, the Board states, “In the event of a liquidation and dissolution [of the Fund], the Fund’s shareholders would lose the ability to use its capital loss carryforward [of approximately $45 million as of October 31, 2004].” The Board goes on to speculate that Harvard’s interests conflict with those of other shareholders, because Harvard is a tax-exempt entity.

For all shareholders, whether or not they are taxable, a liquidation will result in elimination of the discount to net asset value – an increase in the value of your shares. That is a fact. Capital loss carryforwards, on the other hand, are complicated and potentially of limited value. They are only of benefit if the Fund realizes enough gains to offset against them, and they expire if the Fund doesn’t realize the gains soon enough.

If you hold your shares at a loss, a liquidation of the Fund will result in an immediate realization of your loss, allowing you potentially to use those losses right away against other income you may have, which may well be preferable to waiting for the possibility that the Fund will be able to use its loss carryforwards over time. (Similarly, investors holding their shares at a gain will realize their gains.) Shareholders should consult their tax advisers.

Second, the Board makes obscure references to the possibility of reduced Fund expenses in the future due to “growth of the Fund’s assets.” We are given no indication in the Fund’s proxy materials where this “growth of the Fund’s assets” might come from. We do not find it credible that the Fund might be able to raise additional capital, in light of the Fund’s long-term performance, continuing discount, expense ratio and the availability of other avenues for investment in Korea. The Fund has had nearly a dozen years to achieve asset growth through investment returns and has failed to produce. We believe that reliance on Nomura’s investment performance to achieve the kinds of growth necessary to result in a substantial reduction in the Fund’s expense ratio seems ill-conceived, to say the least.

We believe that the Board’s conclusion reflects its true motivation. In its preliminary proxy materials, the Board states its conclusion that “it is in the best interest of the Fund . . .that the Fund continue to operate under its current management and investment advisory arrangements as a stand alone closed-end fund.” (Emphasis supplied.) We believe that the real question here is what is in the best interests of the Fund’s shareholders, and that termination of Nomura and liquidation of the Fund are the obvious answers.

Required vote. Approval of the termination of the Management Agreement will require the affirmative vote of the lesser of: (i) 67 percent or more of the shares present at the Meeting if more than 50 percent of the shares of Common Stock issued and outstanding are present at the Meeting; or (ii) more than 50 percent of the shares of Common Stock issued and outstanding.

When you return the WHITE proxy card you will be voting FOR the proposal to terminate the Fund’s Management Agreement with Nomura, unless you appropriately mark your card otherwise.

We recommend a vote FOR termination of the Management Agreement.

II.	Liquidation of the Fund

Liquidation of the fund should provide shareholders near net asset value.

We believe that going forward the only substantial beneficiaries of the Fund’s continued existence are likely to be Nomura and the Fund’s Board. Harvard is proposing that shareholders adopt a proposal recommending that the Board of Directors do what we believe is the right thing and take all steps necessary to liquidate the Fund as soon as possible.

At roughly $55 million in assets, the Fund is far too small to be kept alive as a closed-end fund. Its expenses exceed 2.7% annually. Its shares suffer from a persistent discount to net asset value and limited liquidity. The Fund has been plagued by Nomura’s poor performance.

In addition, since inception of the Fund, Korean markets have opened substantially, and investors now have additional, more liquid alternatives for investing in Korean equities, including American Depositary Receipts (ADRs) issued by Korean issuers and an exchange-traded fund (ETF) that invests in shares of Korean companies.

The Fund is no longer a viable vehicle for long-term investors. The Board should act in the best interests of shareholders by dissolving the Fund and returning the money to the investors.

The Fund may not be liquidated without the approval of the Board of Directors, and the approval of shareholders. As a result, even if this proposal is approved, the Fund will not be liquidated without further action by the Board of Directors.

Required vote. Approval of this proposal will require the vote of a majority of the votes cast on the matter at the Meeting.

When you return the WHITE proxy card you will be voting FOR the proposal to liquidate the Fund, unless you appropriately mark your card otherwise.

We recommend a vote FOR liquidation of the Fund.

III.	Election of Directors

The Board of Directors has nominated Hiroshi Terasaki and Chor Weng Tan for reelection as Directors of the Fund. We are urging all shareholders to WITHHOLD AUTHORITY for reelection of each of those Directors.

Mr. Tan has been a Director of the Fund for over two years. Since that time, the Board has not taken the steps necessary to eliminate the Fund’s discount to net asset value. Mr. Terasaki was recently elected to fill a vacancy on the Board and has been employed by affiliates of Nomura for at least five years.

We believe that, by withholding votes for reelection of each of the Directors, shareholders will send the Board a strong message that its failure to take forceful steps to eliminate the discount to net asset value is unacceptable, and that their continuation in office should be evaluated in light of their efforts to enhance shareholder value, including by taking the necessary steps to liquidate the Fund.

Required vote. Because reelection of each of the nominees will require the vote of a plurality of the shares voted, it is unlikely that shareholders withholding their votes will result in the defeat of the candidacy of any nominee, unless other candidates are proposed for election at the Meeting.

When you return the WHITE proxy card you will be voting to WITHHOLD AUTHORITY for each of the Fund’s nominees for reelection to the Board of Directors, unless you appropriately mark your card otherwise.

We recommend a vote to WITHHOLD AUTHORITY for the election of each of the Fund’s nominees for reelection to the Board of Directors.

IV.	Other Matters

Other than the proposals described above, we are not aware of any other matters to be brought before the Meeting. Should other matters be brought before the Meeting, the persons named as proxies in the enclosed WHITE proxy card will vote on such matters in their discretion. See “Other Matters to be Considered at the Meeting.”

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VOTING PROCEDURES

Voting and Revocation of Proxies

For the proxy solicited hereby to be voted, the enclosed WHITE proxy card must be signed, dated, and returned to President and Fellows of Harvard College c/o MacKenzie Partners, Inc. at the address set forth on the last page of this Proxy Statement, in the enclosed envelope, in time to be voted at the Meeting. If you wish to vote in accordance with our recommendations, you must submit the enclosed WHITE proxy card and must NOT subsequently submit the

Fund’s proxy card. If you have already returned the Fund’s proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed WHITE proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING. Execution of a WHITE proxy card will not affect your right to attend the Meeting and to vote in person.

Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) submitting to the Fund or to us a later dated written revocation or duly executed proxy; or (ii) attending and voting at the Meeting in person (attendance at the Meeting will not in and of itself constitute a revocation).

Although a revocation of a proxy solicited by the Fund will be effective only if delivered to the Fund, we request that either the original or a copy of all revocations be mailed to President and Fellows of Harvard College c/o MacKenzie Partners, Inc. at the address set forth on the back page of this Proxy Statement, so that we will be aware of all revocations and can more accurately determine if and when the requisite proxies have been received.

Shares of Common Stock represented by a valid, unrevoked WHITE proxy card will be voted as specified. Shares represented by a WHITE proxy card where no specification has been made will be voted:

•	FOR the termination of the Management Agreement between the Fund and Nomura Asset Management U.S.A. Inc.;

•	FOR a proposal recommending that the Board of Directors take all necessary steps to liquidate the Fund; and

•	to WITHHOLD AUTHORITY for each of the Fund’s nominees for election to the Board of Directors.

If any of your shares were held in the name of a brokerage firm, bank, bank nominee, or other institution on the Record Date, only that institution can vote your shares and only upon its receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the WHITE proxy card on your behalf. You should also promptly sign, date, and mail the voting instruction form (or WHITE proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, bank nominee, or other institution on the Record Date, to revoke your proxy you will need to give appropriate instructions to such institution. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED. If you indicate on the voting instruction form (or proxy card) that your broker or banker sends you that you vote “AGAINST” or “ABSTAIN” with respect to proposal 3 (the election of Directors), it will have the same effect as if you voted “WITHHOLD AUTHORITY” with respect to such proposal.

Record Date and Voting Power

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares you owned on the Record Date or grant a proxy to vote such shares, even if you sell some or all of your shares after the Record Date.

Based on publicly available information, the shares of Common Stock are the only shares of capital stock of the Fund entitled to notice of, and to vote at, the Meeting. We do not know how many shares of Common Stock were issued and outstanding as of the Record Date. According to the Fund’s Annual Report for the fiscal year ended October 31, 2004 there were 8,409,000 shares of Common Stock issued and outstanding as of October 31, 2004. Every holder of shares of Common Stock is entitled to one (1) vote for each share of Common Stock held.

Quorum and Required Votes

In accordance with the Fund’s Amended and Restated Bylaws, at the Meeting, the presence in person or by proxy of stockholders entitled to cast (without regard to class) a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” occur when a broker has not received voting instructions from the beneficial owner of the shares, and either declines to exercise its discretionary voting authority or is barred from doing so because the proposal is contested.

With respect to the liquidation proposal and the election of Directors, neither abstentions nor broker non-votes will have any effect on the outcome of the matter. With respect to the proposal to terminate the Management Agreement, abstentions and broker non-votes will have the effect of negative votes on the proposal.

SOLICITATION OF PROXIES

In connection with our solicitation of proxies for use at the Meeting, proxies may be solicited by mail, courier service, advertisement, telephone, telecopier, or other electronic means, and in person. Solicitations may be made in the manner set forth in this Proxy Statement, by certain of the officers of Harvard or Harvard Management Company, Inc. and by employees of Sowood Capital Management LP, Harvard’s investment advisor, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage firms, and other custodians, nominees, and fiduciaries to forward all of the solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

We have retained MacKenzie Partners, Inc. for solicitation and advisory services in connection with the solicitation of proxies. Harvard will pay a fee to be mutually agreed between Harvard and MacKenzie Partners, Inc. based on the services provided, and which is currently expected to be approximately $75,000. Harvard has also agreed to reimburse

MacKenzie Partners, Inc. for all of its reasonable out-of-pocket expenses incurred in connection with the solicitation of proxies, and to indemnify MacKenzie Partners, Inc. against any losses and reasonable expenses to which it may become subject in connection with the solicitation of proxies, other than any such losses or expenses that arise out of its negligence, bad faith or willful misconduct. It is anticipated that MacKenzie Partners, Inc. will employ approximately 50 persons to solicit stockholders in connection with the Meeting.

All expenses associated with any solicitation of proxies by Harvard in connection with the Meeting will be borne directly by Harvard. We currently do not intend to seek reimbursement of the costs of this solicitation from the Fund but may decide to do so in the future in the event that the proposal to terminate the Fund’s Management Agreement is approved. Unless otherwise required by law, we currently do not intend to submit the question of reimbursement of the costs of this solicitation to a stockholder vote. We estimate that the costs incidental to our solicitation of proxies, including expenditures for advertising, printing, postage, legal and related expenses, will be approximately $150,000 and that such costs incurred to date have been approximately $25,000. Harvard intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Fund’s voting shares required under applicable law to carry Proposals 1 (termination of Management Agreement) and 2 (liquidation of the Fund).

INFORMATION CONCERNING THE

PARTICIPANTS IN THE SOLICITATION

The following persons are or may be deemed participants in any solicitation of proxies by Harvard with respect to the Meeting, as the term “participant” is defined in the proxy rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additional information concerning the participants in the solicitation is set forth below.

•	President and Fellows of Harvard College. Harvard is the beneficial owner of 2,441,200 shares of Common Stock of the Fund. Other than its interest as a stockholder of the Fund, Harvard has no direct or indirect interest in any matter expected to be acted upon at the Meeting. Harvard is a Massachusetts educational corporation. The principal executive offices of Harvard are located at c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

•	Harvard Management Company, Inc. Harvard Management Company, Inc. acts as investment advisor to Harvard and to certain other persons affiliated with Harvard University. Neither Harvard Management Company, Inc. nor any of its clients (other than Harvard) owns beneficially or of record any shares of Common Stock. Other than the foregoing interests, Harvard Management Company, Inc. has no direct or indirect interest in any matter expected to be acted upon at the Meeting. Harvard Management Company, Inc. is a Massachusetts corporation. The principal executive offices of Harvard Management Company, Inc. are located at 600 Atlantic Avenue, Boston, Massachusetts 02210.

•

Sowood Capital Management LP. Sowood Capital Management LP acts as investment advisor to Harvard. Neither Sowood nor any of its clients (other than Harvard) owns beneficially or of record any shares of Common Stock. Other than the foregoing interests,

Sowood has no direct or indirect interest in any matter expected to be acted upon at the Meeting. Sowood is a Delaware Limited Partnership. The principal executive offices of Sowood Capital Management LP are located at 500 Boylston Street, 17th Floor, Boston, Massachusetts 02116.

None of the participants in this solicitation has purchased or sold securities of the Fund in the last two years.

Except as set forth in this Proxy Statement, none of the participants in the solicitation or, to the participants’ knowledge, any of their respective associates: (i) directly or indirectly beneficially owns any shares of Common Stock or any other securities of the Fund or any parent or subsidiary of the Fund; (ii) has had any relationship with the Fund in any capacity other than as a stockholder, or is or has been a party to any transaction, or series of transactions, since the beginning of the Fund’s last fiscal year with respect to any securities of the Fund or any of its subsidiaries; (iii) knows of any transactions since the beginning of the Fund’s last fiscal year, currently proposed transactions, or series of similar transactions, to which the Fund or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective associates had, or will have, a direct or indirect material interest; (iv) intends to seek to engage in any transaction with the Fund or any of its subsidiaries in the future; or (v) has any interest in the matters to be voted on at the Meeting, other than an interest, if any, as a stockholder of the Fund.

In addition, other than as set forth in this Proxy Statement, there are no contracts, arrangements or understandings entered into by any of the participants in the solicitation or, to the participants’ knowledge, any of their respective associates within the past year with any person with respect to any of the Fund’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as set forth in this Proxy Statement, none of the participants in the solicitation or, to the participants’ knowledge, any of their respective associates has entered into any agreement or understanding with any person with respect to (i) any future employment by the Fund or its affiliates or (ii) any future transactions to which the Fund or any of its affiliates will or may be a party.

CERTAIN INFORMATION ABOUT THE FUND

The Fund is a Maryland corporation with its principal executive office located at Two World Financial Center, Building B, 22nd Floor, New York, New York, 10281-1712.

The Fund is subject to the informational requirements of the Exchange Act and the Investment Company Act of 1940, as amended, and in accordance therewith files reports, proxy statements, and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by the Fund with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549. Documents filed electronically by the Fund are also available at the SEC’s Web site: http://www.sec.gov.

Based solely on our review of the publicly available information filed with the SEC by the Fund, to our knowledge, in addition to Harvard (and Sowood, who has sole dispositive power over the shares of Common Stock owned by Harvard), the only beneficial owner of more than 5% of the outstanding shares of Common Stock is David Nierenberg/Nierenberg Investment Management Company, 19605 NE 8th Street, Camas, WA 98607.

We believe the Fund’s proxy statement in respect of the Meeting will contain information concerning, among other things, (i) the background of the Fund’s nominees for the Board, (ii) the compensation paid and payable to the directors and executive officers of the Fund, (iii) the beneficial ownership of Common Stock by the directors and executive officers of the Fund, (iv) the committees of the Fund’s Board of Directors and their members, (v) the meetings of the Fund’s Board of Directors and all committees thereof, and (vi) the Fund’s investment adviser and the terms of the Fund’s Management Agreement with Nomura Asset Management U.S.A. Inc. We assume no responsibility for the accuracy or completeness of such information.

OTHER MATTERS TO BE CONSIDERED

AT THE MEETING

Except as set forth in this Proxy Statement, we are not aware of any matters to be brought before the Meeting. Should other matters properly be brought before the Meeting, the attached WHITE proxy card, when duly executed, will give the proxies named therein discretionary authority to vote on all such matters and on all matters incident to the conduct of the Meeting. Such discretionary authority will include the ability to vote shares on any proposal to adjourn the Meeting. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

STOCKHOLDER PROPOSALS FOR

THE FUND’S 2006 ANNUAL MEETING

As of the date hereof, the Fund has not disclosed the date prior to which notices of stockholder proposals in respect of the Fund’s 2006 annual meeting of stockholders must be delivered to the Fund. We believe that, in determining these dates, the following principles apply:

•	Under Rule 14a-8 promulgated under the Exchange Act, in order for stockholder proposals to be considered for inclusion in the Fund’s proxy statement for the 2006 annual meeting of stockholders, such proposals must be received by the Secretary of the Fund at the Fund’s principal executive offices not less than 120 calendar days prior to the anniversary of the date the Fund’s proxy statement for the 2005 annual meeting is released to shareholders. If the date of the 2006 annual meeting of stockholders varies by more than 30 days from the anniversary of the 2005 annual meeting, the Fund will be required to establish a deadline a reasonable time prior to printing and mailing its proxy materials for the 2006 annual meeting.

•	Under Rule 14a-4(c)(1) promulgated under the Exchange Act, if a shareholder fails to give notice to the Fund of a proposal that it wishes to submit for consideration at the Fund’s 2006 annual meeting of shareholders on or prior to the date that is 45 days prior to the anniversary of the date the Fund first mailed its proxy statement for the 2005 annual meeting to shareholders, then the persons designated as proxy holders for proxies solicited by the Fund’s Board of Directors for that meeting may exercise discretionary voting power with respect to such proposal. If the date of the 2006 annual meeting of stockholders varies by more than 30 days from the anniversary of the 2005 annual meeting, then notice must be given a reasonable time before the Fund mails its proxy materials for the 2006 annual meeting.

ADDITIONAL INFORMATION

The information concerning the Fund contained in this Proxy Statement has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that any information contained in this Proxy Statement concerning the Fund is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.

The address of Nomura Asset Management U.S.A. Inc. is Two World Financial Center, Building B, 22nd Floor, New York, New York 10281-1712.

Questions, or requests for additional copies of this Proxy Statement, should be directed to:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

email: proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or Toll Free: (800) 322-2885

Facsimile: (212) 929-0308

WHITE PROXY CARD

KOREA EQUITY FUND, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF PRESIDENT AND FELLOWS OF

HARVARD COLLEGE (“HARVARD”) AND NOT ON BEHALF OF

THE BOARD OF DIRECTORS OR MANAGEMENT OF KOREA EQUITY FUND, INC.

The undersigned appoints Jeffrey B. Larson, Megan Kelleher, and Dan Fisher, and each of them separately, proxies, with full power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Korea Equity Fund, Inc. (the “Fund”) which the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Stockholders of the Fund, and at any adjournments or postponements thereof and at any special meeting called in lieu thereof.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Fund held by the undersigned, and hereby ratifies and confirms all actions the herein named proxies, their substitutes, or any of them may lawfully take by virtue hereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposal 1 (terminating the Fund’s Management Agreement with Nomura), FOR proposal 2 (recommending liquidation), and to WITHHOLD AUTHORITY in respect of proposal 3 (the election of Directors).

Continued and to be signed on the reverse side

Fold and Detach Here

YOUR VOTE IS IMPORTANT!

PLEASE VOTE TODAY!

WHITE PROXY CARD

Harvard recommends a vote FOR:

1.	That the Management Agreement between the Fund and Nomura Asset Management U.S.A. Inc. be and it hereby is terminated.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Harvard recommends a vote FOR:

2.	That the stockholders of the Fund recommend that the Board of Directors of the Fund take all necessary actions to liquidate the Fund as soon as possible.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Harvard recommends a vote to WITHHOLD AUTHORITY:

3.	Proposal to Elect Directors:

	For	Withhold Authority
Heroshi Terasaki	☐	☐

Chor Weng Tan	☐	☐

Dated:

(Signature)

(Signature, if held jointly)

(Title)

Please sign exactly as name appears on this Proxy. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

FOLD AND DETACH HERE

IMPORTANT:

PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CONTACT:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

email: proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or Toll Free: (800) 322-2885

Facsimile: (212) 929-0308